Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

AMENDMENT NO. 1 TO

DEVELOPMENT AND LICENSE AGREEMENT

This Amendment No. 1 (the “Amendment”) is entered into as of February 26, 2015 (the “Effective Date”) and amend that DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) dated February 26, 2013 by and between CONCERT PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 99 Hayden Avenue, Suite 500, Lexington, MA 02421, USA (“Concert”), and JAZZ PHARMACEUTICALS IRELAND LIMITED, an Irish company, with its principal place of business at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland (“Jazz”).

WHEREAS, Jazz and Concert now wish to amend certain provisions of the Agreement solely as related to the clinical trial (the “Study”) under protocol number [**] entitled [**] as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

The parties hereby agree that, solely for purposes of the Study, Section 6.2 of the Agreement shall be replaced with the following:

6.2 Concert Development and Manufacturing Activities.

(A) Jazz shall fund [**] of (i) all internal FTE costs (at the FTE Rate) and FTE-Related Costs, without markup, as incurred by Concert to conduct its activities in connection with the Study and in accordance with the Development Plan as amended in accordance with the Agreement and (ii) all amounts reasonably paid by Concert to Third Parties, except for [**], without markup, to conduct the activities in accordance with the Study and the Development Plan as amended in accordance with the Agreement.

(B) Notwithstanding anything to the contrary, with respect to any amounts due to [**], the parties understand that the task order and each change orrder (if any) from [**] for services to conduct the Study will include an original cost for the services (the “Full Costs”) as well as a discounted cost to be paid by Concert reflecting an adjustment for costs being absorbed by [**]. Jazz agrees that it will with fund services provided by [**] in an amount equal to [**] of the Full Costs, without markup.

(C) Within [**] days after the end of each month in which Concert incurs costs for which Jazz is required to pay Concert under this Section 6.2, Concert shall provide Jazz with an invoice and reasonable supporting documentation for such costs. Jazz shall pay each such invoice within [**] days after receipt thereof, except to the extent disputed by Jazz in good faith (in which case, Jazz shall pay any amount determined to be payable within [**] days after the resolution of such dispute. Jazz shall notify Concert if it disputes any portion of any such invoice prior to the due date for payment.

All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to the Development and License Agreement by their duly authorized officers as of the Effective Date.

JAZZ PHARMACEUTICALS IRELAND LIMITED		CONCERT PHARMACEUTICALS, INC.

By:	/s/ Paul Treacy	By:	/s/ Ryan Daws

Name:	Paul Treacy	Name:	Ryan Daws

Title:	Director	Title:	CFO